UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE



							April 13, 2005


via facsimile and U.S. mail

Mr. Rex J. McLennan
Chief Financial Officer
Placer Dome, Inc.
Suite 1600, 1055 Dunsmuir Street
P.O. Box 49330, Bentall Postal Station
Vancouver, British Columbia
Canada V7X 1P1



	Re:	Placer Dome Inc.
		Form 40-F, Filed March 4, 2005
      File No. 001-09662

Dear Mr. McLennan:

      We have completed our review of your Form 40-F and do not, at this time, have any further comments.

							Sincerely,



							H. Roger Schwall
							Assistant Director
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XTO Energy
February 2, 2005
page 1